Exhibit 99.1

Investor Relations Contact: Ed Merritt Vice President, Investor Relations emerritt@digitalriver.com 952-540-3362	Media Relations Contact: Gerri Dyrek Senior Director, Public Relations gdyrek@digitalriver.com 952-253-1234, ext. 38396
Digital River Announces Put Option Notification for
1.25% Convertible Senior Notes due 2024
MINNEAPOLIS, Dec. 4, 2008 — Digital River, Inc. (NASDAQ: DRIV), a leading provider of global e-commerce solutions, today announced that it is notifying holders of its 1.25% Convertible Senior Notes due 2024 (the Notes) that they have the right, pursuant to the terms of the Notes, to require Digital River to repurchase their Notes for cash (the Put Option).
     As required by rules of the United States Securities and Exchange Commission, Digital River will file a Tender Offer Statement on Schedule TO today. In addition, documents specifying the terms, conditions and procedures for exercising the Put Option will be available through The Depository Trust Company and the paying agent, which is Wells Fargo Bank, National Association. None of Digital River, its board of directors or its employees has made or is making any representation or recommendation to any holder as to whether to exercise or refrain from exercising the Put Option.
     The Put Option entitles each holder of the Notes to require Digital River to repurchase all or part of such holder’s Notes at a price, in cash, equal to $1,002.50 per $1,000 principal amount at maturity of the Notes, plus any accrued and unpaid interest up to, but excluding, January 2, 2009 (the Purchase Date), upon the terms and subject to the conditions set forth in the Notes and the indenture governing the Notes. As of December 1, 2008, there was $195 million in aggregate principal amount at maturity of the Notes outstanding. Digital River will use cash on hand to pay for the Notes repurchased under the Put Option.
     The Notes are, subject to certain conditions, convertible into 22.6948 shares of Digital River’s common stock per $1,000 principal amount at maturity of the Notes. On December 1, 2008, the closing sales price of Digital River’s common stock on NASDAQ was $19.28 per share.
     Noteholders’ opportunity to exercise the Put Option commences today, December 4, 2008, and will terminate at 5:00 p.m., New York City time, on December 31, 2008. In order to exercise the Put Option, a holder must follow the transmittal procedures set forth in Digital River’s notice to holders (the Company Notice), which is available through The Depository Trust Company and The Bank of New York Trust Company, N.A. Holders may withdraw any previously tendered Notes pursuant to the terms of the Put Option at any time prior to 5:00 p.m., New York City time, on December 30, 2008.
     This press release is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities with respect to the Notes. The offer to purchase will be only pursuant to, and the Notes may be tendered only in accordance with, the Company Notice dated December 4, 2008. Holders of Notes may obtain the Company Notice from Wells Fargo Bank, National Association, Corporate Trust Operations, MAC N9303-121, 6th & Marquette Ave., Minneapolis, Minnesota 55479, or by calling 800-344-5128 (Attn: Bondholder Communications).
     HOLDERS OF NOTES AND OTHER INTERESTED PARTIES ARE URGED TO READ THE COMPANY NOTICE AND OTHER RELEVANT DOCUMENTS FILED WITH THE UNITED STATED SECURITIES AND EXCHANGE COMMISSION (SEC) WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DIGITAL RIVER AND THE PUT OPTION.

     Materials filed with the SEC will be available electronically without charge at the SEC’s website, www.sec.gov.
About Digital River, Inc.
Digital River, Inc., a leading provider of global e-commerce solutions, builds and manages online businesses for software publishers, consumer technology manufacturers, distributors, online retailers and affiliates. Its multi-channel e-commerce solution, which supports both direct and indirect sales, is designed to help companies of all sizes maximize online revenues as well as reduce the costs and risks of running an e-commerce operation. The Company’s comprehensive platform offers site development and hosting, order management, fraud management, export controls, tax management, physical and digital product fulfillment, multi-lingual customer service, advanced reporting and strategic marketing services.
Founded in 1994, Digital River is headquartered in Minneapolis with offices in major U.S. cities as well as Cologne, Germany; London, England; Shannon, Ireland; Luxembourg, Luxembourg; Stockholm, Sweden; Taipei, Taiwan; Tokyo, Japan; and Shanghai, China. For more details about Digital River, visit the corporate Web site at www.digitalriver.com or call 952-253-1234.
Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding the Company’s anticipated future growth, including future financial performance, as well as statements containing the words “anticipates,” “believes,” “plans,” “will,” or “expects” and similar words. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company, or industry results, to differ materially from those expressed or implied by such forward-looking statements. Such factors include, among others: the Company’s operating history and variability of operating results; competition in the e-commerce market; challenges associated with international expansion; the variability of foreign exchange rates; our ability to successfully manage our business while undertaking significant internal investments; our ability to achieve favorable tax rates in our international operations; and other risk factors referenced in the Company’s public filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2007.
Digital River is a registered trademark of Digital River, Inc. All other trademarks and registered trademarks are trademarks of their respective owners.
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